Exhibit 99

Buckeye Partners, L.P.
P.O. Box 368
Emmaus, PA 18049


Contact:Stephen R. Milbourne          or   Dan Larson
        Manager, Investor Relations        Director, Public Affairs-BP America
        (800) 422-2825                     (630) 836-5228



                                                  News Release
New York Stock Exchange (BPL)                 FOR IMMEDIATE RELEASE
                                                 November 1, 2002


BUCKEYE PARTNERS, L.P. ANNOUNCES TERMINATION OF AGREEMENT
TO PURCHASE STOCK INTEREST IN COLONIAL PIPELINE COMPANY

Radnor, PA - November 1, 2002 . . . Buckeye Pipe Line Company (the "Company"), the general partner of Buckeye Partners, L.P. (the "Partnership"), announced previously that it had entered into an agreement with an affiliate of BP to purchase its approximately 18 percent stock interest in Colonial Pipeline Company ("Colonial"), subject to rights of first refusal held by existing Colonial stockholders. An existing Colonial stockholder has exercised its right of first refusal to purchase BP's stock interest in Colonial.

William H. Shea Jr., President and Chief Executive Officer of the Company, said, "While we are disappointed that we will be unable to consummate this particular transaction, Buckeye intends to continue to seek acquisition and expansion opportunities that will be accretive to Partnership cash flow."

Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,200 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

* * * * *
This press release includes forward-looking statements within the  meaning  of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are the demand for petroleum products in the market areas served by the Partnership, government regulation, adverse weather conditions, interest rates, judgments and settlements in pending litigation affecting the Partnership, and general economic conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.